Exhibit 99.1
IBEX Announces Record Fourth Quarter and Fiscal Year 2023 Financial Results
WASHINGTON, DC— September 13, 2023—IBEX Limited (“ibex”), a leading provider in global business process outsourcing and end-to-end customer engagement technology solutions, today announced financial results for its fourth quarter and fiscal year ended June 30, 2023.

Key Fiscal Year 2023 Highlights
•Fiscal year 2023 revenue increased 6.1% over the prior year period to $523.1 million, with a continued migration from onshore to higher margin offshore and nearshore regions.
•Revenue generated from BPO 2.0 clients grew at an accelerated rate and increased 18.5% for fiscal year 2023. These clients represented 77% of revenue for the fiscal year.
•Ten new client relationships were established across the HealthTech, Retail & E-Commerce, Travel, Transportation & Logistics, and Technology verticals during fiscal year 2023.
•Fiscal year 2023 GAAP net income and diluted earnings per share increased to $31.6 million and $1.67 from $21.5 million and $1.15 in the prior year, respectively. Net income margins in the full year were 6.0%, an increase of 168 bps for the year.
•Fiscal year 2023 adjusted net income and adjusted earnings per share increased to $36.9 million and $1.96 from $26.0 million and $1.39 in the prior year.
•Fiscal year 2023 adjusted EBITDA increased 48.8% to $66.6 million, over the prior year. Adjusted EBITDA margins in the full year were 12.7%, an increase of 360 bps for the year.
•Capacity utilization increased to 77% at June 30, 2023 from approximately 69% at June 30, 2022, contributing to the significant margin improvement.
•Net cash position improved to $56.4 million as of June 30, 2023 from $33.1 million as of June 30, 2022 due to strong free cash flow generated throughout the year (see Exhibit 4 for reconciliation).
•Results in line with guidance on a US GAAP basis.

Key Fourth Quarter 2023 Highlights
•Fourth quarter revenue increased 0.7% to $124.4 million over the prior year quarter.
•Fourth quarter GAAP net income and diluted earnings per share declined to $4.5 million, and $0.24 compared to $6.4 million, and $0.35 in the prior year quarter, driven largely by the absence of a one-time deferred tax benefit in the prior year quarter. Net income margin was 3.6% compared to 5.2% in the prior year quarter.
•Fourth quarter adjusted net income and adjusted earnings per share declined to $6.2 million and $0.33 compared to $8.3 million and $0.45 in the prior year quarter, driven largely by the absence of a one-time deferred tax benefit in prior year quarter.
•Fourth quarter non-GAAP adjusted EBITDA increased 21.0% to $15.4 million, over the prior year quarter.
•Adjusted EBITDA margins in the fourth quarter were 12.4%, +210 bps in the quarter.

“In the face of a challenging macro-environment, ibex delivered outstanding financial results in fiscal year 2023,” said Bob Dechant, CEO of ibex. “Our business grew at 6% annually, driven by new wins with blue chip clients in our strategic verticals, while adjusted EBITDA grew at an impressive 49%. We made meaningful progress on growth in our key HealthTech and Retail & E-Commerce verticals, as well as our geographic footprint and capacity utilization.” Dechant continued, “We finished the year with continued strong margin expansion and have our pipeline and sales funnel in a great position. Additionally, with our leadership position in developing AI based solutions, I am very optimistic about the long-term trajectory of ibex in fiscal year 2024 and beyond.”

Domestic filing status and US GAAP conversion
As of July 1, 2023, we became a domestic filer and are reporting our financial results in accordance with US GAAP, rather than IFRS. The two significant accounting impacts from this change are in lease and warrant accounting. Among the impacts, this results in a reduction in reported debt of $77.9 million as of June 30, 2023, a reduction in fourth quarter and fiscal year 2023 reported revenue of $0.02 million and $0.2 million, respectively, and a reduction in reported fourth quarter and fiscal year 2023 adjusted EBITDA of $5.3 million and $21.9 million, respectively, compared to what would have been reported under IFRS. When these impacts are factored into our previously provided guidance issued under IFRS, the results align with our previous guidance.

Fiscal Year 2023 Financial Performance
Revenue
•Revenue increased 6.1% to $523.1 million compared to $492.9 million in the prior year as we successfully grew in our strategic verticals while replacing a large legacy technology client.
•Revenue growth was primarily driven by strength in our HealthTech, Retail & E-Commerce, Travel and Transportation & Logistics verticals.
•The Telecom vertical now represents 16.3% of our annual revenue, compared to 18.1% in the prior year, as we continue diversifying our client base.

Net Income and Earnings Per Share
•Net income and diluted earnings per share increased to $31.6 million and $1.67, respectively, compared to $21.5 million and $1.15, respectively, in the prior year. The improvement was primarily driven by stronger operating results from higher capacity utilization and an increased mix of higher margin nearshore and offshore delivery.
•Net income margin was 6.0%, compared to 4.4% in the prior year.
•Non-GAAP adjusted net income and diluted adjusted earnings per share increased to $36.9 million and $1.96, respectively, compared to $26.0 million and $1.39, respectively, in the prior year (see Exhibit 1 for reconciliation).

Adjusted EBITDA
•Adjusted EBITDA increased to $66.6 million, compared to $44.7 million in the prior year (see Exhibit 2 for reconciliation), driven by stronger operating results from higher capacity utilization and an increased mix of higher margin nearshore and offshore delivery.
•Adjusted EBITDA margin was 12.7%, compared to 9.1% in the prior year (see Exhibit 2 for reconciliation).

Fourth Quarter Financial Performance
Revenue
•Revenue increased 0.7% to $124.4 million, compared to $123.5 million in the prior year quarter. Revenue growth was driven by 10% growth in our higher margin near and offshore regions, offset by lower onshore revenue, and was moderated by prevailing macroeconomic market conditions. Revenues in our higher margin offshore and nearshore regions represented 73.9% of revenue mix for the quarter versus 67.8% in the prior year quarter.
•Revenue related to our BPO 2.0 clients grew 7.0% compared to the prior year quarter and now represents 78.8% of our quarterly revenue.
Net Income and Earnings Per Share
•Net income decreased to $4.5 million compared to $6.4 million in the prior year quarter. Diluted earnings per share decreased to $0.24 compared to $0.35 in the prior year quarter. The decrease was primarily the result of higher taxes due to the absence of a one-time tax benefit in the prior year quarter.
•Net income margin decreased to 3.6% compared to 5.2% in the prior year quarter.
•Non-GAAP adjusted net income was $6.2 million, compared to $8.3 million in the prior year quarter. Non-GAAP adjusted diluted earnings per share decreased to $0.33, compared to $0.45 in the prior year quarter (see Exhibit 1 for reconciliation). The decline was largely the result of a one-time tax benefit in the prior year quarter.
Adjusted EBITDA
•Adjusted EBITDA increased to $15.4 million, compared to $12.8 million in the prior year quarter (see Exhibit 2 for reconciliation), driven by stronger operating results from higher capacity utilization and an increased mix of higher margin nearshore and offshore delivery.
•Adjusted EBITDA margin increased to 12.4%, compared to 10.3% in the prior year quarter (see Exhibit 2 for reconciliation).

Fiscal 2023 Year End Cash Flow and Balance Sheet
•Cash flow from operations increased to $41.9 million, compared to $40.0 million in the prior year. The increase was primarily driven by improvements in operating results, offset by higher working capital requirements.
•Capital expenditures were $19.0 million compared to $25.9 million in the prior year.
•Full year free cash flow increased to $22.9 million, compared to $14.1 million in the prior year (see Exhibit 3 for reconciliation).
•Cash and cash equivalents improved to $57.4 million and availability on our revolving credit facilities was $71.9 million as of June 30, 2023, compared to cash and cash equivalents of $48.8 million and availability on our revolving credit facilities of $50.5 million as of June 30, 2022.
•Total debt was $1.0 million as of June 30, 2023, compared to total debt of $15.7 million last year.
•Net cash position improved to $56.4 million as of June 30, 2023 from $33.1 million as of June 30, 2022 (see Exhibit 4 for reconciliation).

Fiscal Year and First Quarter Fiscal 2024 Business Outlook
“Looking ahead to fiscal year 2024, while the sales pipeline remains healthy, we expect the macroeconomic environment and trend toward lower cost, higher margin regions will continue to impact revenue growth. The impact of the operational improvements we’ve made to our business and margin structure will carry forward, which enables us to further invest in our infrastructure for the future, as we focus on revenue growth and continued EBITDA margin expansion” said Taylor Greenwald, CFO of ibex. “We view ibex as a business that will resume to historical growth rates with continued margin expansion over the longer term.”

•     For fiscal year 2024 revenue is expected to be in the range of $525 to $535 million, representing low single-digit growth. Adjusted EBITDA margin should increase to approximately 13%.
•For the first quarter fiscal 2024 revenue is expected to be in the range of $122 to $125 million, reflective of the macroeconomic impacts. Adjusted EBITDA margin should increase to approximately 11% versus 10% in the prior year quarter on a US GAAP basis.
•     Fiscal year 2024 capital expenditures are expected to be in the range of $15 to $20 million.

Conference Call and Webcast Information
IBEX Limited will host a conference call and live webcast to discuss its fourth quarter of fiscal year 2023 financial results at 4:30 p.m. eastern time today, September 13, 2023. The conference e-call may be accessed by registering at https://register.vevent.com/register/BI360e09e5236c413881035854d5dffaff. We will also post to this section of our website the earning slides, which will accompany our conference call and live webcast, and encourage you to review the information that we make available on our website.
Live and archived webcasts can be accessed at: https://investors.ibex.co/.
Financial Information
This announcement does not contain sufficient information to constitute an interim financial report as defined in Financial Accounting Standards ASC 270, “Interim Financial Reporting.” The financial information in this press release has not been audited.

Non-GAAP Financial Measures
We present non-GAAP financial measures because we believe that they and other similar measures are widely used by certain investors, securities analysts and other interested parties as supplemental measures of performance and liquidity. We also use these measures internally to establish forecasts, budgets and operational goals to manage and monitor our business, as well as evaluate our underlying historical performance, as we believe that these non-GAAP financial measures provide a more accurate depiction of the performance of the business by encompassing only relevant and manageable events, enabling us to evaluate and plan more effectively for the future. The non-GAAP financial measures may not be comparable to other similarly titled measures of other companies, have limitations as analytical tools, and should not be considered in isolation or as a substitute for analysis of our operating results as reported under GAAP as issued by the Financial Accounting Standards Board (“FASB”). Non-GAAP financial measures and ratios are not measurements of our performance, financial condition or liquidity under GAAP as issued by the FASB and should not be considered as alternatives to operating profit or net income or as alternatives to cash flow from operating, investing or financing activities for the period, or any other performance measures, derived in accordance with GAAP as issued by the FASB or any other generally accepted accounting principles.
ibex is not providing a quantitative reconciliation of forward-looking non-GAAP adjusted EBITDA margin to the most directly comparable GAAP measure because it is unable to predict with reasonable certainty the ultimate outcome of certain significant items without unreasonable effort. These items include, but are not limited to, non-recurring expenses, fair value adjustments, and share-based compensation expense. These items are uncertain, depend on various factors, and could have a material impact on GAAP reported results for the guidance period.
About ibex
ibex helps the world’s preeminent brands more effectively engage their customers with services ranging from customer support, technical support, inbound/outbound sales, business intelligence and analytics, digital demand generation, and CX surveys and feedback analytics.
Forward Looking Statements
In addition to historical information, this release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by terminology such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “expect,” “predict,” “potential,” or the negative of these terms or other similar expressions. These statements include, but are not limited to, statements regarding our future financial and operating performance, including our outlook and guidance, and our strategies, priorities and business plans. Our expectations and beliefs regarding these matters may not materialize, and actual results in future periods are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Factors that could impact our actual results include: our ability to attract new business and retain key clients; our profitability based on our utilization, pricing and managing costs; the potential for our clients or potential clients to consolidate; our clients deciding to enter into or further expand their insourcing activities and current trends toward outsourcing services may reverse; our ability to manage our international operations, particularly in the Philippines, Jamaica, Pakistan and Nicaragua; our ability to anticipate, develop and implement information technology solutions that keep pace with evolving industry standards and changing client demands; our ability to recruit, engage, motivate, manage and retain our global workforce; our ability to comply with applicable laws and regulations, including those regarding privacy, data protection and information security, employment and anti-corruption; the effect of cyberattacks or cybersecurity vulnerabilities on our information technology systems; our ability to realize the anticipated strategic and financial benefits of our relationship with Amazon; and other factors discussed in the “Risk Factors” described in our periodic reports filed with the U.S. Securities and Exchange Commission (“SEC”), including our annual reports on Form 10-K, quarterly reports on Form 10-Q, and past filings on Form 20-F, and any other risk factors we include in subsequent filings with the SEC. Because of these uncertainties, you should not make any investment decisions based on our estimates and forward-looking statements. Except as required by law, we undertake no obligation to publicly update any forward-looking statements for any reason after the date of this press release whether as a result of new information, future events or otherwise.

IR Contact:  Michael Darwal, EVP, Deputy CFO & Investor Relations, ibex, michael.darwal@ibex.co
Media Contact:  Daniel Burris, Senior Director PR and Communication, ibex, daniel.burris@ibex.co

IBEX Limited
Unaudited Consolidated Statements of Financial Position

($000s)	June 30, 2023	June 30, 2022
Assets
Current assets
Cash and cash equivalents	$57,429	$48,831
Accounts receivable	86,364	75,418
Prepaid expenses	6,616	7,135
Due from related parties	43	13
Tax advances and receivables	5,965	6,390
Other current assets	2,190	4,564
Total current assets	158,607	142,351

Non-current assets
Property and equipment, net	41,151	41,939
Operating lease assets	70,919	83,094
Goodwill	11,832	11,832
Deferred tax asset, net	4,585	9,276
Other non-current assets	6,230	5,688
Total non-current assets	134,717	151,829
Total assets	$293,324	$294,180

Liabilities and stockholders' equity
Current liabilities
Accounts payable and accrued liabilities	$18,705	$21,286
Accrued payroll and employee-related liabilities	29,360	33,453
Current deferred revenue	6,413	8,600
Current operating lease liabilities	13,036	13,808
Current maturities of long-term debt	413	15,079
Due to related parties	2,314	2,583
Income taxes payable	3,020	2,965
Total current liabilities	73,261	97,774

Non-current liabilities
Non-current deferred revenue	1,383	3,993
Non-current operating lease liabilities	64,854	75,994
Long-term debt	600	661
Other non-current liabilities	3,262	2,299
Total non-current liabilities	70,099	82,947
Total liabilities	143,360	180,721

Stockholders' equity
Common stock	2	2
Additional paid-in capital	204,734	197,785
Treasury stock	(3,682)	(3,406)
Accumulated other comprehensive loss	(6,312)	(4,562)
Accumulated deficit	(44,778)	(76,360)
Total stockholders' equity	149,964	113,459
Total liabilities and stockholders' equity	$293,324	$294,180

IBEX Limited
Unaudited Consolidated Statements of Comprehensive Income

	Three months ended June 30,		Twelve months ended June 30,
(000s, except per share amounts)	2023	2022	2023	2022
Revenue	$124,431	$123,537	$523,118	$492,851

Cost of services	87,356	91,779	374,992	373,973
Selling, general and administrative	23,717	21,278	88,663	80,153
Depreciation and amortization	5,052	5,014	18,985	18,100
Total operating expenses	116,125	118,071	482,640	472,226

Income from operations	8,306	5,466	40,478	20,625

Interest income / (expense), net	10	(169)	(152)	(1,246)
Income before income taxes	8,316	5,297	40,326	19,379

Provision for income tax (expense) / benefit	(3,806)	1,124	(8,744)	2,077
Net income	$4,510	$6,421	$31,582	$21,456

Other comprehensive income
Foreign currency translation adjustments	$(72)	$(1,265)	$(2,234)	$(2,281)
Cash flow hedge revaluation, net of tax	(254)	(202)	515	(323)
Actuarial (loss) / gain on defined benefit plan	(31)	440	(31)	440
Total other comprehensive (loss) / income	(357)	(1,027)	(1,750)	(2,164)
Total comprehensive income	$4,153	$5,394	$29,832	$19,292

Net income per share
Basic earnings per share	$0.25	$0.35	$1.74	$1.18
Diluted earnings per share	$0.24	$0.35	$1.67	$1.15

Weighted average common shares outstanding
Basic	18,259	18,148	18,200	18,232
Diluted	18,989	18,555	18,893	18,724

IBEX Limited
Unaudited Consolidated Statements of Cash Flows

	Three months ended June 30,		Twelve months ended June 30,
($000s)	2023	2022	2023	2022
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$4,510	$6,421	$31,582	$21,456
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	5,052	5,014	18,985	18,100
Noncash lease expense	3,510	3,624	14,456	14,066
Warrant contra revenue	234	259	1,090	970
Deferred income tax	1,511	(2,614)	4,529	(5,170)
Share-based compensation expense	633	555	4,606	1,851
Allowance of expected credit losses	190	(62)	295	—
Loss on lease terminations	251	—	251	—
Gain on sale of subsidiaries	—	—	(246)	—
Change in assets and liabilities:
(Increase) / decrease in accounts receivable	5,549	11,013	(12,297)	(9,705)
Decrease / (increase) in prepaid expenses and other current assets	(775)	1,841	1,467	3,551
Increase / (decrease) in accounts payable and accrued liabilities	2,324	3,369	(3,753)	2,307
Increase / (decrease) in deferred revenue	(2,076)	(823)	(4,797)	5,506
Decrease in operating lease liabilities	(3,478)	(3,407)	(14,309)	(12,926)
Net cash inflow from operating activities	17,435	25,190	41,859	40,006

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	(3,721)	(2,708)	(18,952)	(25,919)
Cash outflow from sale of subsidiaries, net of cash received	—	—	(85)	—
Net cash outflow from investing activities	(3,721)	(2,708)	(19,037)	(25,919)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from line of credit	58	12,901	43,448	88,117
Repayments of line of credit	(56)	(24,500)	(54,597)	(99,227)
Repayment of debt	—	(1,411)	(3,795)	(6,834)
Proceeds from the exercise of options	226	17	2,053	35
Principal payments on finance leases	(94)	(73)	(447)	(818)
Purchase of treasury shares	—	(1,064)	(276)	(3,406)
Net cash (outflow) / inflow from financing activities	134	(14,130)	(13,614)	(22,133)
Effects of exchange rate difference on cash and cash equivalents	(95)	(971)	(610)	(965)
Net (decrease) / increase in cash and cash equivalents	13,753	7,381	8,598	(9,011)
Cash and cash equivalents at beginning of the period	43,676	41,450	48,831	57,842
Cash and cash equivalents at end of the year	$57,429	$48,831	$57,429	$48,831

IBEX Limited
Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures
EXHIBIT 1: Adjusted net income and adjusted earnings per share
We define “adjusted net income” as net income before the effect of the following items: non-recurring expenses (including domestic filer conversion, severance, legal and settlement, and Pandemic costs, as applicable), warrant contra revenue, foreign currency gains or losses, share-based compensation expense, gain or loss on sale of subsidiaries and lease terminations, net of the tax impact of such adjustments. We define “adjusted earnings per share” as diluted earnings per share less the per share impact of adjustments to net income. The following table provides a reconciliation of net income to adjusted net income and diluted earnings per share to adjusted earnings per share for the periods presented:

	Three months ended June 30,		Twelve months ended June 30,
($000s, except per share amounts)	2023	2022	2023	2022
Net income	$4,510	$6,421	$31,582	$21,456
Net income margin	3.6%	5.2%	6.0%	4.4%

Non-recurring expenses	1,348	1,502	2,224	3,256
Warrant contra revenue	234	259	1,090	970
Foreign currency gain	(379)	(34)	(801)	(57)
Share-based compensation expense	633	555	4,606	1,851
Gain on sale of subsidiaries	—	—	(246)	—
Gain on lease terminations	251	—	251	—
Total adjustments	$2,087	$2,282	$7,124	$6,020
Tax impact of adjustments[1]	(370)	(416)	(1,760)	(1,427)
Adjusted net income	$6,227	$8,287	$36,946	$26,049
Adjusted net income margin	5.0%	6.7%	7.1%	5.3%

Diluted earnings per share	$0.24	$0.35	$1.67	$1.15
Per share impact of adjustments to net income	0.09	0.10	0.28	0.25
Adjusted earnings per share	$0.33	$0.45	$1.96	$1.39

Weighted average diluted shares outstanding	18,989	18,555	18,893	18,724
1The tax impact of each adjustment is calculated using the effective tax rate in the relevant jurisdictions.

EXHIBIT 2:  EBITDA, adjusted EBITDA, and adjusted EBITDA margin
We define “EBITDA” as net income before the effect of the following items: interest (income) / expense, net, income tax expense / (benefit), and depreciation and amortization. We define “adjusted EBITDA” as EBITDA before the effect of the following items: non-recurring expenses (including domestic filer conversion, severance, legal and settlement, and Pandemic costs, as applicable), warrant contra revenue, foreign currency gains, share-based compensation expense, gain on disposal of subsidiaries and lease terminations. Adjusted EBITDA margin is a non-GAAP profitability measure that represents adjusted EBITDA divided by revenue. The following table provides a reconciliation of net income to adjusted EBITDA for the periods presented:

	Three months ended June 30,		Twelve months ended June 30,
($000s)	2023	2022	2023	2022
Net income	$4,510	$6,421	$31,582	$21,456
Net income margin	3.6%	5.2%	6.0%	4.4%

Interest (income) / expense, net	(10)	169	152	1,246
Income tax expense / (benefit)	3,806	(1,124)	8,744	(2,077)
Depreciation and amortization	5,052	5,014	18,985	18,100
EBITDA	$13,358	$10,480	$59,463	$38,725
Non-recurring expenses	1,348	1,502	2,224	3,256
Warrant contra revenue	234	259	1,090	970
Foreign currency gain	(379)	(34)	(801)	(57)
Share-based compensation expense	633	555	4,606	1,851
Gain on sale of subsidiaries	—	—	(246)	—
Gain on lease terminations	251	—	251	—
Adjusted EBITDA	$15,445	$12,762	$66,587	$44,745

Adjusted EBITDA margin	12.4%	10.3%	12.7%	9.1%

EXHIBIT 3: Free cash flow
We define “free cash flow” as net cash provided by operating activities less capital expenditures.

	Three months ended June 30,		Twelve months ended June 30,
	2023	2022	2023	2022
($000s)
Net cash provided by operating activities	$17,435	$25,190	$41,859	$40,006
Less: capital expenditures	3,721	2,707	18,952	25,919
Free cash flow	$13,714	$22,483	$22,907	$14,087

EXHIBIT 4: Net cash
We define “net cash” as total cash and cash equivalents less debt.

($000s)	June 30, 2023	June 30, 2022
Cash and cash equivalents	$57,429	$48,831

Debt
Current	$413	$15,079
Non-current	600	661
Total debt	$1,013	$15,740
Net cash	$56,416	$33,091